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                                                                   EXHIBIT 23(B)

The Board of Directors
IMNET Systems, Inc.


    We consent to the incorporation by reference in the registration statement on Form S-4 (amendment no. 1) to be filed by HBO & Company of our report dated July 31, 1998, with respect to the consolidated balance sheets of IMNET Systems, Inc. and subsidiaries as of June 30, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1998, which report appears in the annual report on Form 10-K of IMNET Systems, Inc.


                                          /s/ KPMG PEAT MARWICK LLP
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                                          KPMG Peat Marwick LLP


Atlanta, Georgia
September 30, 1998